# Authorization

DLT International Limited registered Dalei Automotive Inspection Technology (ShenZhen) Co. Ltd on June 3, 2010 in ShenZhen, China. Dalei Automotive Inspection Technology (ShenZhen) Co. Ltd is a wholly owned subsidiary of DLT International Limited.

Hereby DLT International Limited assigned XiuLiang Zhang to be the legal representative of Dalei Automotive Inspection Technology (ShenZhen) Co. Ltd.

By: ____________________

Date: 2010.6.5

**DLT International Limited**

____________________

2010.6.5

**Dalei Automotive Inspection Technology (ShenZhen) Co. Ltd**